Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lowry Baldwin, Trevor Baldwin, Kris Wiebeck, John Valentine, Dan Galbraith, Brad Hale, and Christopher Stephens and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. Lowry Baldwin	Chairman of Board of Directors	December 8, 2020
L. Lowry Baldwin
/s/ Trevor L. Baldwin
Trevor L. Baldwin	Chief Executive Officer (principal executive officer)	December 8, 2020
/s/ Kristopher A. Wiebeck
Kristopher A. Wiebeck	Chief Financial Officer (principal financial officer)	December 8, 2020

/s/ Bradford L. Hale
Bradford L. Hale	Chief Accounting Officer (principal accounting officer)	December 8, 2020

/s/ Chris T. Sullivan	Director	December 8, 2020
Chris T. Sullivan
/s/ Phillip E. Casey	Director	December 8, 2020
Phillip E. Casey
/s/ Robert D. Eddy	Director	December 8, 2020
Robert D. Eddy

/s/ Barbara Matas	Director	December 8, 2020
Barbara Matas

/s/ Joseph Kadow	Director	December 8, 2020
Joseph Kadow